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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-131229

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS, DATED FEBRUARY 8, 2006)

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                        17,387,500 Shares of Common Stock

         This prospectus supplement, dated August 3, 2006, supplements the prospectus, dated February 8, 2006, of American Oriental Bioengineering, Inc. relating to the resale by the selling shareholders of up to 17,387,500 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              SELLING SHAREHOLDERS

         The information in the table appearing under the caption "Selling Shareholders" on page 12 of the prospectus is amended by amending the holdings of the Shareholders listed below, previously listed as a selling shareholder in the prospectus, as supplemented by the Prospectus Supplement No. 1, dated February 10, 2006 and Prospectus Supplement No. 2, dated March 3, 2006, with the information set forth below. The table assumes that all warrants are exercised into shares of our common stock, that all such shares of common stock are sold pursuant to this offering and that no other shares of our common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering.


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

                                         NUMBER
                                         OF
                                         SHARES
                                         OF           NUMBER OF
                                         COMMON       SHARES OF    TOTAL NUMBER                    NUMBER OF
                                         STOCK      COMMON STOCK        OF        TOTAL NUMBER     SHARES OF     PERCENTAGE
                                         OWNED        ISSUABLE      SECURITIES         OF        COMMON STOCK     OF COMMON
                                         PRIOR TO     UPON THE      OWNED PRIOR    SECURITIES     OWNED AFTER    STOCK OWNED
                                         THE         EXERCISE OF      TO THE          BEING      THE OFFERING     AFTER THE
          SELLING SHAREHOLDER            OFFERING   WARRANTS (1)     OFFERING      REGISTERED         (2)        OFFERING(2)
-----------------------------------------------------------------------------------------------------------------------------

Crestview Capital Master, LLC (3) (4)            0        213,750        213,750        213,750        0              *

___________

* Less than 1%

(1) Unless otherwise indicated, the warrants represented are exercisable at $6.50 per share of our common stock.

(2) Assumes that the selling shareholder will resell all of the shares of our common stock offered hereunder. Applicable percentage of ownership is based on 62,665,788 shares of our common stock outstanding as of July 26, 2006, together with securities exercisable for, or convertible into, shares of common stock within 60 days of July 26, 2006.

(3) This represents ownership of 93,750 warrants transferred from Hudson Bay Fund, L.P. and 120,000 warrants transferred from Palisades Master Fund, LP.

(4) Crestview Capital Partners, LLC ("CCP") is the sole managing member of Crestview Capital Master, LLC ("CCM") and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired by CCM to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.



            The date of this prospectus supplement is August 3, 2006.